Exhibit 99.1

NOODLES & COMPANY ANNOUNCES AGREEMENT TO ACQUIRE
SIXTEEN FRANCHISED LOCATIONS

Broomfield, Colo. (May 27, 2014) - Noodles & Company (NASDAQ:NDLS), serving classic noodle and pasta dishes from around the world, today announced it has entered into an agreement to purchase 16 franchised Noodles & Company restaurants for approximately $13.4 million. The acquisition is expected to close in early July 2014.
The 16 locations included in the agreement, operated by long-time franchise partner, Sagamore Dining Partners, LLC, are located primarily in the greater Indianapolis area. All of the Noodles & Company restaurants being acquired will remain open for business during the transition.
"Mike Lamb and his team at Sagamore Dining Partners have done an outstanding job of establishing the Noodles & Company brand in Indianapolis over the past eight years,” stated Kevin Reddy, Chairman and Chief Executive Officer of Noodles & Company. “The successful restaurants they have built and operated are extremely well run and we look forward to adding them to our portfolio of company-owned restaurants in neighboring markets."
Sagamore Dining Partners, LLC expanded their development agreement with Noodles & Company earlier this year to include the exclusive right to open Noodles & Company restaurants in the greater Louisville, KY metro area. The agreement with Noodles & Company to sell their Indianapolis locations will strengthen Sagamore Dining Partners, LLC's financial resources for the development of their new franchise territory. The first location in Louisville is anticipated to open in late 2014.
About Noodles & Company

Founded in 1995, Noodles & Company is a fast-casual restaurant chain that serves classic noodle and pasta dishes from around the world with 394 locations system-wide in 30 states and the District of Columbia as of April 1, 2014. Known as Your World Kitchen, Noodles & Company's globally inspired menu consists of more than 25 fresh, customizable noodle bowls, salads, soups and sandwiches that are prepared quickly using quality ingredients. From healthy to indulgent, spicy to comforting, the menu provides favorites for everyone from kids to adults. Popular dishes include the Med Salad with grilled chicken, spicy Indonesian Peanut Sauté and creamy Wisconsin Mac & Cheese.

About Sagamore Dining Partners, LLC

Founded in 2004, Sagamore Dining Partners, LLC is led by founder and Chief Executive, Mike Lamb. Sagamore Dining Partners, LLC focuses on giving back to the communities in which they operate by partnering with numerous non-profit organizations focused on feeding the hungry, including Second Helpings and No Kid Hungry.

Media Contact:
Kristina Jorge
(646) 277-1234
press@noodles.com

Investor Relations:
investorrelations@noodles.com